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                                                                      Exhibit 1C

                 SALOMON BROTHERS INSTITUTIONAL SERIES FUNDS INC

                             ARTICLES SUPPLEMENTARY

         Salomon Brothers Institutional Series Funds Inc, a Maryland corporation having its principal office in Baltimore, Maryland (hereinafter called the "Corporation"), certifies to the State Department of Assessments and Taxation of Maryland that:

         FIRST: The Board of Directors pursuant to the authority expressly granted by Article V of the Articles of Incorporation, as amended from time to time (the "Charter") reclassifies a portion of the authorized but unissued High Yield Bond Fund Class I shares of the High Yield Bond Fund so that the Fund has two classes until further changed:

     a. x shares will be High Yield Bond Fund Class T shares ("Class T Shares") and the remaining x shares, including all shares of the High Yield Bond Fund currently issued and outstanding shall continue to be designated High Yield Bond Fund Class I shares ("Class I Shares").

     b. All classes of capital stock of the Corporation shall represent the same interest in the Corporation and have identical voting, dividend, liquidation, and capital stock of that class; provided however, that notwithstanding anything in the charter of the Corporation to the contrary:

          i. The Class T Shares shall be subject to such front-end sales charges and/or contingent deferred sales charges as may be established by the Board of Directors from time to time in accordance with the Investment Company Act of 1940, as amended (the "Investment Company Act") and applicable rules and regulations of the National Association of Securities Dealers, Inc. ("NASD").

          ii. The High Yield Bond Fund Class I shares shall not be subject to front-end sales charges or contingent deferred sales charges.

          iii. Expenses related solely to a particular class of shares shall be borne by that class and shall be appropriately reflected (in the manner determined by the Board of Directors) in the net asset value, dividends, distribution and liquidation rights of the shares of that class.

          iv. Except as may be otherwise required by law pursuant to any applicable order, rule or regulation issued by the Securities and Exchange Commission (the "SEC") or under Maryland law or otherwise, the holders of stock of any class created by these Articles Supplementary shall have respectively (i) exclusive voting rights with respect to any matter submitted to a vote of stockholders which affects such class (provided that








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               if it affects one or more of such classes, but less than all of such classes, the affected classes shall together have the exclusive vote), including without limitation, the provisions of any distribution and/or services plan adopted by the Corporation pursuant to Rule 12b-1 under the Investment Company Act applicable to such class and (ii) no voting rights with respect to the provisions of any Rule 12b-1 plan not applicable to such class or with regard to any other matter submitted to a vote of stockholders that does not affect the holders of such class.

          v. The holders of each class of capital stock classified or designated by these Articles Supplementary shall have such rights to exchange their shares for stock of any other class of the Company or class of another investment company upon such terms as may be approved by the Board of Directors from time to time and set forth in appropriate disclosure documents under the applicable law, rules and regulations of the SEC and the rules of the NASD, including but not limited to such rights to credit holding periods of the stock exchanged with respect to the stock received in the exchange.

         SECOND: The shares aforesaid have been duly classified or reclassified by the Corporation's Board of Directors pursuant to the authority and power contained in the Corporation's Charter. These Articles Supplementary do not increase the aggregate authorized capital stock of the Corporation.

         THIRD:   The amendment does not change the outstanding capital stock of the Corporation or the aggregate par value thereof.

         IN WITNESS WHEREOF, Salomon Brothers Institutional Series Funds Inc has caused these Articles Supplementary to be executed by its President and witnessed by its Secretary on this ____ day of November, 1998. The President of the Corporation who executed these Articles Supplementary acknowledges them to be the act of the Corporation and states under penalties of perjury that, to the best of his knowledge, information and belief, the matters and facts set forth herein relating to authorization and approval hereof are true in all material respects.

                                 SALOMON BROTHERS INSTITUTIONAL SERIES FUNDS INC

                                 By:

                                    --------------------------------------------
                                    Heath B. McLendon
                                    President

WITNESS:


------------------------------
Christina T. Sydor
Secretary





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